MEDIA CONTACT:	ANALYSTS CONTACT:
Pat D. Hemlepp	Bette Jo Rozsa
Director, Corporate Media Relations	Managing Director, Investor Relations
614/716-1620	614/716-2840

FOR IMMEDIATE RELEASE

AEP REPORTS 2009 THIRD-QUARTER EARNINGS

•	2009 third-quarter earnings $0.93 per share GAAP and ongoing
•	AEP tightens 2009 ongoing guidance range to between $2.90 and $3.05 per share from previous range of between $2.75 and $3.05 per share
•	Third-quarter ongoing EPS matches prior period despite dilutive effect of additional shares outstanding, mild weather, weak economy

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	3rd quarter ended Sept. 30			9 months ended Sept. 30
	2008	2009	Variance	2008	2009	Variance
Revenue ($ in billions)	4.2	3.5	(0.7)	11.2	10.2	(1.0)
Earnings ($ in millions):
GAAP	374	443	69	1,228	1,119	(109)
Ongoing	374	443	69	1,064	1,124	60
EPS ($):
GAAP	0.93	0.93	0.00	3.06	2.47	(0.59)
Ongoing	0.93	0.93	0.00	2.65	2.49	(0.16)
EPS based on 402mm shares in Q3 2008, 477mm in Q3 2009, 402mm in 9 mo. 2008 and 452 mm in 9 mo. 2009

COLUMBUS, Ohio, Oct. 29, 2009 – American Electric Power (NYSE: AEP) today reported 2009 third-quarter earnings, prepared in accordance with generally accepted accounting principles (GAAP), of $443 million, or $0.93 per share, compared with $374 million, or $0.93 per share, for third-quarter 2008.

There were no special items in the quarter, so the GAAP comparison for the quarter is the same as the comparison for ongoing earnings (earnings excluding special items).

The third-quarter 2009 per-share results reflect the dilutive effect of additional shares outstanding, which reduced ongoing earnings by $0.17 per share when compared with the prior year.

A full reconciliation of GAAP earnings to ongoing earnings for the quarter and year to date is included in tables at the end of this news release.

“We’re pleased with our results, especially considering the number of factors that worked against us in the third quarter,” said Michael G. Morris, AEP chairman, president and chief executive officer. “This was the coolest summer in 30 years for the Eastern states that we serve and the fourth-coolest summer in 30 years for our customers in the Southwest Power Pool – Oklahoma, Arkansas, Louisiana and northeast Texas. The cool summer weather reduced both retail and wholesale sales.

“Of course, the economy remains a significant factor,” Morris said. “Our sales to industrial customers in the third quarter were down 17 percent from a year ago, but that’s a slight improvement from second quarter, when industrial sales were down 20 percent. We did see an increase in sales to several large metals customers from second quarter to third quarter. We hope that’s a sign of better things to come, but we don’t see it as a cause for celebration yet.”

Morris noted that states served by AEP are more industrialized and export oriented than many other areas of the United States, so the impact of the worldwide economic decline on industrial production was more severe in these regions than in other parts of the country.

“The economy will improve, but it’s going to take some time,” Morris said. “Fortunately, the export market may recover more rapidly. Until then, we will continue to keep tight control on our spending.”

EARNINGS GUIDANCE

AEP tightened its ongoing earnings guidance range for 2009 to between $2.90 and $3.05 per share, reflecting year-to-date performance in the upper half of the previous ongoing guidance range of between $2.75 and $3.05 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q3 08	Q3 09	Variance	9 mo. 08	9 mo. 09	Variance
Utility Operations	357	445	88	1,030	1,114	84
Ongoing EPS	0.89	0.93	0.04	2.56	2.47	(0.09)
AEP River Operations	11	10	(1)	21	22	1
Ongoing EPS	0.03	0.02	(0.01)	0.05	0.05	0.00
Generation and Marketing	16	5	(11)	43	33	(10)
Ongoing EPS	0.04	0.01	(0.03)	0.11	0.07	(0.04)
All Other	(10)	(17)	(7)	(30)	(45)	(15)
Ongoing EPS	(0.03)	(0.03)	0.00	(0.07)	(0.10)	(0.03)
Ongoing Earnings	374	443	69	1,064	1,124	60
Ongoing EPS	0.93	0.93	0.00	2.65	2.49	(0.16)
EPS based on 402mm shares in Q3 2008, 477mm in Q3 2009, 402mm in 9 mo. 2008 and 452mm in 9 mo. 2009

Ongoing earnings from Utility Operations increased by $88 million in third-quarter 2009 compared with the same period last year, reflecting increased rates throughout AEP’s utility footprint and lower operation and maintenance expenses. These favorable items were somewhat offset by a reduction in both sales to industrial customers and off-system sales and the increase in capital-driven other expenses, such as depreciation and interest expenses, from the prior period.

AEP River Operations’ results were slightly lower than in the same period last year because of a decline in barge freight revenue as a result of a weak import market.

Ongoing earnings for Generation and Marketing decreased $11 million during third-quarter 2009 from the same period last year, primarily because of lower gross margins at the Oklaunion Power Station related to lower power prices in the Electric Reliability Council of Texas (ERCOT). Generation and Marketing includes AEP’s non-regulated generating, marketing and risk management activities, primarily in the ERCOT area.

All Other, which includes the parent company and other investments, was lower in third-quarter 2009 when compared with the same period last year.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q3 08	Q3 09	Variance	9 mo. 08	9 mo. 09	Variance
East Regulated Integrated Utilities	499	586	87	1,621	1,848	227
Ohio Companies	577	742	165	1,823	2,063	240
West Regulated Integrated Utilities	341	356	15	820	899	79
Texas Wires	153	167	14	410	434	24
Off-System Sales	322	96	(226)	786	269	(517)
Transmission Revenue - 3rd Party	85	95	10	247	269	22
Other Operating Revenue	150	202	52	440	593	153
Utility Gross Margin	2,127	2,244	117	6,147	6,375	228
Operations & Maintenance	(848)	(796)	52	(2,435)	(2,404)	31
Depreciation & Amortization	(379)	(412)	(33)	(1,099)	(1,173)	(74)
Taxes Other Than Income Taxes	(187)	(191)	(4)	(569)	(573)	(4)
Interest Expense & Preferred Dividend	(224)	(232)	(8)	(650)	(679)	(29)
Other Income & Deductions	46	38	(8)	135	92	(43)
Income Taxes	(178)	(206)	(28)	(499)	(524)	(25)
Utility Operations Ongoing Earnings	357	445	88	1,030	1,114	84
Ongoing EPS	0.89	0.93	0.04	2.56	2.47	(0.09)
EPS based on 402mm shares in Q3 2008, 477mm in Q3 2009, 402mm in 9 mo. 2008 and 452 mm in 9 mo. 2009

Retail Sales – Results for third-quarter 2009 improved from the same period last year, primarily because of the impact of rate changes in both AEP’s Eastern and Western service areas. The positive impact of the rate changes was somewhat offset by lower sales to industrial customers. Unfavorable weather, primarily in AEP’s Eastern service area, decreased margins by $42 million compared with the same period in 2008; cooling degree-days in third-quarter 2009 were 28 percent below normal and 23 percent below the total for the same period in 2009. In AEP’s Western service area, cooling degree-days in third-quarter 2009 were 17 percent below normal and 7 percent below the prior period.

Off-System Sales – Gross margins from Off-System Sales for third-quarter 2009 were $226 million lower than those in the same period last year. Volumes and prices were depressed by continued weak market demand, reflecting the struggling economy and mild weather in the Eastern territory.

Transmission Revenues – Revenues from transmission increased $10 million in third-quarter 2009 from the prior period, primarily from AEP’s transmission in the ERCOT and SPP regions.

Other Operating Revenue – The increase in Other Operating Revenue from the same period in 2009 is primarily because of the accidental outage insurance payments related to the September 2008 turbine vibration and subsequent outage at the Donald C. Cook Nuclear Plant in Bridgman, Mich. A portion of these insurance proceeds is used to reduce bills to Indiana and Michigan customers.

Operations & Maintenance Expense – Operations & Maintenance Expense for the quarter decreased $52 million from the same period last year, primarily because of lower storm restoration and plant operating and maintenance expenses.

Depreciation & Amortization – The increase in Depreciation & Amortization from third-quarter 2008 is primarily attributed to an increase in plant balances and a higher depreciation rate at Ohio Power.

Taxes, Other than Income Taxes – The increase from third-quarter 2008 is primarily due to increased property taxes.

Interest Expense & Preferred Dividends – The increase in Interest Expense for third-quarter 2009 is primarily because of increased long-term debt.

Other Income & Deductions – Other Income & Deductions decreased in third-quarter 2009, primarily because of lower carrying-cost income and lower interest income, somewhat offset by increased Allowance for Funds Used During Construction.
WEBCAST

American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 9 a.m. EDT today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/go/webcasts .

The call will be archived on http://www.aep.com/go/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.

Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

—

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.
—

AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.

—

This report made by AEP and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP’s generating plants, including AEP’s ability to restore Indiana Michigan Power’s Donald C. Cook Nuclear Plant Unit 1 in a timely manner; AEP’s ability to recover regulatory assets and stranded costs in connection with deregulation; AEP’s ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire generating capacity, including the John W. Turk Jr. Plant, and transmission line facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are canceled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operations of AEP’s plants; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance); resolution of litigation (including the dispute with Bank of America); AEP’s ability to constrain operation and maintenance costs; the economic climate and growth or contraction in AEP’s service territory and changes in market demand and demographic patterns; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impairing AEP’s ability to finance new capital projects and refinance existing debt at attractive rates; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities; changes in utility regulation, including the implementation of the recently passed utility law in Ohio and the allocation of costs within regional transmission organizations, including PJM and SPP; accounting pronouncements periodically issued by accounting standard-setting bodies; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans and nuclear decommissioning trust and the impact on future funding requirements; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 3rd Quarter 2009 Actual vs 3rd Quarter 2008 Actual

		2008 Actual		2009 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	499		586
2	Ohio Companies	577		742
3	West Regulated Integrated Utilities	341		356
4	Texas Wires	153		167
5	Off-System Sales	322		96
6	Transmission Revenue - 3rd Party	85		95
7	Other Operating Revenue	150		202

8	Utility Gross Margin	2,127		2,244

9	Operations & Maintenance	(848)		(796)
10	Depreciation & Amortization	(379)		(412)
11	Taxes Other than Income Taxes	(187)		(191)
12	Interest Exp & Preferred Dividend	(224)		(232)
13	Other Income & Deductions	46		38
14	Income Taxes	(178)		(206)
15	Utility Operations Ongoing Earnings	357	0.89	445	0.93

	NON-UTILITY OPERATIONS:
16	AEP River Operations	11	0.03	10	0.02
17	Generation & Marketing	16	0.04	5	0.01

18	Parent & Other Ongoing Earnings	(10)	(0.03)	(17)	(0.03)

19	ONGOING EARNINGS	374	0.93	443	0.93

Note:For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for the 3rd Quarter 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	445	10	5	(17)	443	$0.93

Total Special Items	-	-	-	-	-	$-

Reported Earnings	445	10	5	(17)	443	$0.93

Financial Results for the 3rd Quarter 2008
Reconciliation of Ongoing to Reported Earnings

	2008
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	357	11	16	(10)	374	$0.93

Total Special Items	-	-	-	-	-	$-

Reported Earnings	357	11	16	(10)	374	$0.93

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	Three Months Ending September 30,
ENERGY & DELIVERY SUMMARY	2008	2009	Change

Retail - Domestic Electric (in millions of kWh):
Residential	15,965	15,967	0.0%
Commercial	13,731	13,569	-1.2%
Industrial	16,409	13,641	-16.9%
Miscellaneous	846	800	-5.4%
Total Domestic Retail (a)	46,951	43,977	-6.3%

Wholesale - Domestic Electric (in millions of kWh): (b)	13,165	8,289	-37.0%

Total KWHs	60,116	52,266	-13.1%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

American Electric Power
Financial Results for YTD September 2009 Actual vs YTD September 2008 Actual

		2008 Actual		2009 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	1,621		1,848
2	Ohio Companies	1,823		2,063
3	West Regulated Integrated Utilities	820		899
4	Texas Wires	410		434
5	Off-System Sales	786		269
6	Transmission Revenue - 3rd Party	247		269
7	Other Operating Revenue	440		593

8	Utility Gross Margin	6,147		6,375

9	Operations & Maintenance	(2,435)		(2,404)
10	Depreciation & Amortization	(1,099)		(1,173)
11	Taxes Other than Income Taxes	(569)		(573)
12	Interest Exp & Preferred Dividend	(650)		(679)
13	Other Income & Deductions	135		92
14	Income Taxes	(499)		(524)
15	Utility Operations Ongoing Earnings	1,030	2.56	1,114	2.47

	NON-UTILITY OPERATIONS:
16	AEP River Operations	21	0.05	22	0.05
17	Generation & Marketing	43	0.11	33	0.07

18	Parent & Other Ongoing Earnings	(30)	(0.07)	(45)	(0.10)

19	ONGOING EARNINGS	1,064	2.65	1,124	2.49

Note:For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for Year-to-Date 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	1,114	22	33	(45)	1,124	$2.49

Other
SWEPCo SFAS 71	(5)	-	-	-	(5)	$(0.02)

Total Special Items	(5)	-	-	-	(5)	$(0.02)

Reported Earnings	1,109	22	33	(45)	1,119	$2.47

Financial Results for Year-to-Date 2008
Reconciliation of Ongoing to Reported Earnings

	2008
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	1,030	21	43	(30)	1,064	$2.65

Dispositions:
Tractebel Settlement	-	-	-	163	163	$0.41
Gain on Sale of UK Operations	-	-	-	1	1	$-

Total Special Items	-	-	-	164	164	$0.41

Reported Earnings	1,030	21	43	134	1,228	$3.06

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

	Nine Months Ending September 30,
ENERGY & DELIVERY SUMMARY	2008	2009	Change

Retail - Domestic Electric (in millions of kWh):
Residential	44,986	44,731	-0.6%
Commercial	38,099	37,773	-0.9%
Industrial	48,915	40,564	-17.1%
Miscellaneous	2,381	2,289	-3.9%
Total Domestic Retail (a)	134,381	125,357	-6.7%

Wholesale - Domestic Electric (in millions of kWh): (b)	35,904	22,233	-38.1%

Total KWHs	170,285	147,590	-13.3%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.